EXHIBIT 99

Jon Harris Bally Total Fitness Corporation 773-864-6850 847-682-2413 (cell) jharris@ballyfitness.com

Matt Messinger THE MWW GROUP 201-507-9500 mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS COMPLETES $225 MILLION
CREDIT FACILITY

       CHICAGO, IL, December 28, 2001 — Bally Total Fitness Holding Corporation (NYSE: BFT) announced today that it has completed an expansion and extension of its existing senior secured credit facility, growing the facility from $175 million to $225 million and extending the maturity of the revolving credit portion to November 2004, matching the term loan portion. The terms and pricing of the facility are substantially unchanged. The increased capacity from the facility will be used primarily to finance the Company’s growth, providing additional flexibility and liquidity within the Company’s capital structure.

JPMorgan Securities, Inc. acted as lead arranger and sole bookrunner, Deutsche Bank Alex.Brown acted as documentation agent, and LaSalle Bank National Association acted as syndication agent for the facility.

About Bally Total Fitness Corporation:

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and 400 facilities located in 28 states and Canada under the Bally Total Fitness, Bally Sports Club, Gorilla Sports, Pinnacle Fitness and Sports Clubs of Canada brands. With more than 125 million annual visits to its fitness centers, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit www.ballyfitness.com.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The factors include, among others, the following: General economic and business conditions; the impact of debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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